Exhibit 23-1.03

                         Consent of Independent Accountants


To the Trustees and Shareholders of
Eastern Utilities Associates:


We consent to the incorporation by reference in the registration statements of Eastern Utilities Associates on Forms S-4 and S-8 (File No. 33-50099 and 33-49897, respectively) of our reports dated March 2, 1995, on our audits of the consolidated financial statements and financial statement schedule of Eastern Utilities Associates and subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which reports are incorporated by reference or included in this Annual Report on Form 10-K.







/s/ Coopers & Lybrand, L.L.P.
Boston, Massachusetts
March 20, 1995